UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ALLERGAN PLC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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In an effort to provide further transparency on the structure of the 2018-2019 Performance Share Unit (“PSU”) grant described in the 2018 Definitive Proxy Statement of Allergan plc (“Allergan” or the “Company”), the Company is providing the targets for the Relative Total Shareholder Return (“R-TSR”) metric used, in part, to determine the percentage of PSUs earned at the conclusion of the performance period.

The vesting percentage by R-TSR percentile rank (compared to the NYSE Arca Pharmaceutical index) is below. Importantly, if the Company’s absolute Total Shareholder Return for the performance period is negative, the percentage of PSUs that can be earned is capped at 100% of target, regardless of the R-TSR results.

R-TSR Percentile Rank	R-TSR Vesting Percentage*
>80th	200%
Median	100%
40th	50%
30th	0%

*	If the R-TSR percentile rank is between two of the levels set forth in the table above, the vesting percentage shall be determined using linear interpolation.

As also described in Allergan’s 2018 Definitive Proxy Statement, the other metric used to determine the percentage of PSUs earned is measurable R&D milestones focusing on advancing the Company’s Stars R&D programs as well as other key approvals and submissions. As the Company’s R&D milestones are competitively sensitive, those targets are not disclosed. However, the Company follows a rigorous process whereby the milestones are established and the results are certified annually by the Quality and Innovation Committee of the Board to ensure that the targets are challenging and the achievements are aligned with expected outperformance if the Company hits such milestones, and subsequently advances the applicable products through the pipeline and brings them to market.